Atlas Financial Holdings Announces 2013 Third Quarter Financial Results
Company to Hold Conference Call November 5, 2013 at 8:30 a.m. ET

Third Quarter 2013 Financial Performance Summary (Comparisons to Third Quarter 2012 Unless Noted):

•	Gross premium written increased by 37.3%, which included an increase of 40.2% in our core commercial auto business

•	Premium related to core products was written in 39 states during the three month period ended September 30, 2013

•	The combined ratio improved by 3.7 percentage points to 93.9%

•	Underwriting results improved by $832,000

•	Operating income was $1.7 million for the three month period ended September 30, 2013 as compared to $877,000 for the three month period ended September 30, 2012

•	For the nine month period ended September 30, 2013, operating income was $4.0 million compared to $655,000 for the nine month period ended September 30, 2012

•	$18 million of preferred shares were redeemed at a discount of $1.8 million

•	Diluted earnings per common share was $0.39, including $0.21 per share impact of the preferred share buyback

•	Book value per common share on September 30, 2013 was $6.50, compared to $6.55 at December 31, 2012 and $6.45 at September 30, 2012

Chicago, Illinois (November 4, 2013) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the third quarter ended September 30, 2013.

Management Comments
“In the third quarter, we continued to increase underwriting profit, the primary value driver in our business,” Scott D. Wollney, Atlas' President & CEO stated, “We saw incremental signs of market improvement both in terms of competition and rates within our specialty commercial auto niche and believe this trend will continue as we transition towards a hard insurance market.”

Financial and Operational Review
Net Income: Atlas generated net income of $1.7 million, or $0.18 per diluted common share, for the three month period ended September 30, 2013. Including the impact of the buyback discount of the preferred shares of $1.8 million or $0.21 per diluted common share, diluted earnings per common share in the three month period ended September 30, 2013 was $0.39. This compares to net income of $1.7 million or $0.17 per diluted common share in the three month period ended September 30, 2012.

Gross Premium Written: For the three month period ended September 30, 2013, gross premium written was $32.1 million compared to $23.4 million in the three month period ended September 30, 2012, representing a 37.3% increase. In the three month period ended September 30, 2013, gross premium written from commercial automobile was $31.0 million, representing a 40.2% increase relative to the three month period ended September 30, 2012. Of the $8.7 million increase in commercial auto premium written, $2.8 million resulted from the Gateway acquisition. Excluding our Excess Taxi program which renewed in the third quarter but is not expected to vary considerable in size year over year, gross premium written on core lines increased 89.7% as compared to the same quarter 2012.

Geographic Distribution: Compared to the three month period ended September 30, 2012, we experienced growth in gross premium written in 39 states in the three month period ended September 30, 2013. Of those 39 states, we experienced quarter over quarter growth of greater than 100% in 26. This includes the impact from the Gateway acquisition as well as organic expansion. Altogether, we had written premium in 39 states in the three month period ended September 30, 2013 compared to 30 in the three month period ended September 30, 2012 and 39 in the three month period ended June 30, 2013.

Loss and Combined Ratio: The loss ratio relating to claims incurred in the three month period ended September 30, 2013 was 63.4% compared to 65.5% in the three month period ended September 30, 2012. Atlas' combined ratio improved for the three month period ended September 30, 2013 to 93.9%, compared to 97.6% for the corresponding prior year period. The table below indicates the comparisons of each component of our combined ratio for the periods indicated:

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Loss ratio	63.4%	65.5%	64.2%	69.0%
Acquisition cost ratio	15.9%	16.6%	14.5%	17.1%
Other underwriting expense ratio	14.6%	15.5%	17.0%	18.5%
Combined ratio	93.9%	97.6%	95.7%	104.6%

Underwriting Results: Underwriting results increased to $1.1 million for the three month period ended September 30, 2013, an $832,000 improvement compared to the prior year same period.

Operating Income: Atlas' Operating Income for the three month period ended September 30, 2013 was $1.7 million, or $0.18 per diluted common share, compared to $877,000 in the three month period ended September 30, 2012, or $0.10 per diluted common share. In the 2012 period, substantially all the difference between net income and Operating Income was gain realized on the sale of investments (investment gains or losses were nominal in the third quarter of 2013).

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. Operating Income should not be viewed as a substitute for U.S. GAAP net income.

Balance Sheet/Investment Overview
Book Value: Book value per diluted common share on September 30, 2013 was $6.50, compared to $6.07 at June 30, 2013 and $6.55 at December 31, 2012. Year-to-date in 2013, book value changed relative to December 31, 2012 as follows: a reduction of $0.37 related to dilution from our U.S. IPO, a reduction of $0.04 from legal and professional fees related to our acquisition of Gateway, an increase of $0.47 from net income attributable to common shareholders, and a decrease of $0.32 related to the change in unrealized gains and losses. Additionally, the impact on book value per common share related to the preferred share redemption, which was completed on August 1, 2013, is an increase of $0.22 per common share outstanding. Other share based impact for warrant exercises and share based compensation negatively impacted book value by $0.01 per share on a year-to-date basis.

Cash and Invested Assets: Cash and invested assets as of the period ended September 30, 2013 totaled $140.1 million, consisting primarily of fixed income securities.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of our insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At September 30, 2013, the Company's average duration on its portfolio was 3.9 years.

Investment and Other Income: During the three month period ended September 30, 2013, Atlas reported investment income and other revenues of $603,000, of which $33,000 are realized gains. Realized gains of $779,000 in the three month period ended September 30, 2012 and $395,000 in the three month period ended June 30, 2013 as well as significant gains in other prior periods related to market conditions, the acquisition of Gateway and restructuring of the duration of the Company’s portfolio.

Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 1.7% annualized yield for the three month period ended September 30, 2013, versus 2.6% in the prior period. A more significant portion of the yield in the second quarter related to capital gains than in the third quarter. The annual investment yield on a year to date basis was 2.3%.

Impact of Interest Rate Change: In the quarter ending September 30, 2013, Atlas had $192,000 of unrealized gains as a result of the impact of the slight decrease in interest rates on the market value of some of the securities we own, as compared to unrealized losses of $3.7 million in the second quarter to 2013 related to interest rate movement in the opposite direction. The duration of Atlas' portfolio is well matched to our liquidity needs and the Company expects to hold these assets until maturity. Therefore, Atlas does not expect the near term change in market value of these securities to be realized. For Atlas’ available-for-sale fixed income securities held as of the period ended September 30, 2013, a 100 basis point increase in interest rates on such held fixed income securities would have increased net investment income and income before taxes by approximately $133,000. Conversely, a 100 basis point decrease in interest rates on such held fixed income securities would have decreased net investment income and income before taxes by $70,000. A 100 basis point increase would have also decreased other comprehensive income by approximately $4.2 million due to “mark-to-market” requirements; however, holding investments to maturity would mitigate this impact. Conversely, a 100 basis point decrease would have increased other comprehensive income by the same amount. The impacts described here are approximately linear to the change in interest rates.

Conference Call Details
Date / Time:            Tuesday, November 5, 2013 - 8:30 a.m. ET
Participant Dial-In Numbers:     (United States):    877-423-9817
(International):    201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". Questions will be taken at the end of the call.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlasfin.equisolvewebcast.com/q3-2013. Audio and a transcript of the call will be archived on the Company’s website.

Slideshow
Atlas will be utilizing an accompanying slideshow presentation in conjunction with this call. This presentation is available on the “Earnings Release Info” section of the Company's website's investor relations tab at http://www.atlas-fin.com/InvestorRelations/EarningsReleaseInfo.aspx.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2012 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com

###

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(in '000s of US dollars, except for share and per share data)

Consolidated Statements of Income
	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2013 (unaudited)	September 30, 2012 (unaudited)	September 30, 2013 (unaudited)	September 30, 2012 (unaudited)
Net premiums earned	$17,976	$10,934	$50,832	$26,795
Net investment income	570	613	1,728	1,878
Net investment gains	33	779	521	1,098
Other income	—	1	8	169
Total revenue	18,579	12,327	53,089	29,940
Net claims incurred	11,399	7,165	32,617	18,477
Acquisition costs	2,863	1,813	7,359	4,582
Other underwriting expenses	2,618	1,692	8,633	4,959
Expenses incurred related to Gateway acquisition	—	—	406	—
Total expenses	16,880	10,670	49,015	28,018
Income from operations before income tax expense	1,699	1,657	4,074	1,922
Income tax expense	—	—	72	—
Net income attributable to Atlas	1,699	1,657	4,002	1,922
Add: Discount realized on preferred share buyback	1,800	—	1,800	—
Less: Preferred share dividends	(95)	(202)	(596)	(606)
Net income/(loss) attributable to common shareholders	$3,404	$1,455	$5,206	$1,316

Basic weighted average common shares outstanding	8,217,692	6,144,384	7,802,253	6,146,179
Earnings/(loss) per common share, basic	$0.41	$0.24	$0.67	$0.21
Diluted weighted average common shares outstanding	9,057,446	8,435,301	8,467,438	6,150,585
Earnings/(loss) per common share, diluted	$0.39	$0.17	$0.69	$0.21

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$1,699	$1,657	$4,002	$1,922

Other comprehensive (loss)/income:
Changes in net unrealized (losses)/gains	226	942	(3,800)	1.899
Reclassification to income of net realized gains	(29)	(353)	(239)	(632)
Effect of income tax	(65)	(200)	1,375	(427)
Other comprehensive (loss)/income for the period	132	389	(2,664)	840
Total comprehensive (loss)/income	$1,831	$2,046	$1,338	$2,762

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30, 2013 (unaudited)	December 31, 2012
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $131,011 and $95,423)	$129,766	$98,079
Equity securities, at fair value (cost $569 and $1,563)	433	1,571
Other investments	1,249	1,262
Total Investments	131,448	100,912
Cash and cash equivalents	8,685	19,912
Accrued investment income	735	517
Accounts receivable and other assets (net of allowance of $976 and $484)	38,848	21,923
Reinsurance recoverables, net	23,046	6,020
Prepaid reinsurance premiums	2,637	2,111
Deferred policy acquisition costs	6,699	3,764
Deferred tax asset, net	8,611	6,605
Intangible assets	740	—
Software and office equipment, net	2,265	1,137
Assets held for sale	166	166
Total Assets	$223,880	$163,067

Liabilities
Claims liabilities	$104,046	$70,067
Unearned premiums	44,779	25,457
Due to reinsurers and other insurers	2,902	3,803
Note payable	7,978	—
Other liabilities and accrued expenses	8,600	3,876
Total Liabilities	168,305	103,203

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 2,000,000 shares issued and outstanding at September 30, 2013, 18,000,000 shares issued and outstanding at December 31, 2012. Liquidation value $1.00 per share	2,000	18,000
Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 6,970,854 shares issued and outstanding at September 30, 2013, 2,256,924 shares issued and outstanding at December 31, 2012	21	4
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 1,262,471 shares issued and outstanding at September 30, 2013 and 3,887,471 shares issued and outstanding at December 31, 2012	4	14
Additional paid-in capital	163,134	152,768
Retained deficit	(108,673)	(112,675)
Accumulated other comprehensive (loss)/income, net of tax	(911)	1,753
Total Shareholders’ Equity	55,575	59,864
Total Liabilities and Shareholders’ Equity	$223,880	$163,067